EXHIBIT 99.2

Force Protection, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted Net Income and

Net Income Per Share to Adjusted Net Income Per Share

(In Thousands, Except Per Share Data)

(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2009			September 30, 2009
		M-ATV write-			M-ATV write-
	Reported	down and	Comparable	Reported	down and	Comparable
	Basis	associated	Basis	Basis	associated	Basis
	(GAAP)	costs	(Adjusted)	(GAAP)	costs	(Adjusted)

Net sales	$316,164	$—	$316,164	$688,014	$—	$688,014
Cost of sales	289,628	19,264	270,364	598,863	19,264	579,599
Gross profit	26,536	(19,264)	45,800	89,151	(19,264)	108,415
Gross profit percentage	8.4%		14.5%	13.0%		15.8%
General and administrative expenses	19,196	—	19,196	60,219	—	60,219
Research and development expenses	4,239	—	4,239	13,736	—	13,736
Operating income	3,101	(19,264)	22,365	15,196	(19,264)	34,460
Other income, net	252	—	252	57	—	57
Interest expense, net	(46)	—	(46)	(79)	—	(79)
Income before income tax expense	3,307	(19,264)	22,571	15,174	(19,264)	34,438
Income tax expense	(88)	6,357	(6,445)	(4,138)	6,357	(10,495)
Net income	$3,219	$(12,907)	$16,126	$11,036	$(12,907)	$23,943
Earnings per common share:
Basic	$0.05	$(0.19)	$0.24	$0.16	$(0.19)	$0.35
Diluted	$0.05	$(0.19)	$0.23	$0.16	$(0.19)	$0.35
Weighted average common shares outstanding:
Basic	68,436	68,436	68,436	68,423	68,423	68,423
Diluted	68,863	68,863	68,863	68,930	68,930	68,930